Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-128632 and 333-128630 on Form S-8 of our report dated February 28, 2011, relating to the consolidated financial statements of TRX, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of TRX, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

March 1, 2011

Atlanta, Georgia